Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development and

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 3rd QUARTER SALES AND EARNINGS

Margin Improvement Drives Higher Operating Profit

Restructuring On Track Following First Quarter Mass Channel Divestiture

GREENWICH, CT, USA, December 5, 2007: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported Net Sales for the third quarter ended October 31, 2007 declined approximately 4% to $285.9 million compared to $297.9 million for the prior year period.  Excluding the impact of the sale of the Blyth HomeScents International (BHI) North American mass channel candle business divested earlier this year, third quarter Net Sales increased 2%.  Foreign exchange had a 2 percentage point favorable impact on third quarter Net Sales.

Strong sales growth in PartyLite’s international markets during the third quarter more than offset a decline in sales in PartyLite’s U.S. market.  In the Company’s Wholesale segment, excluding the BHI North American mass channel candle business, third quarter sales increased approximately 3%.  Sales were flat as compared to prior year in the Catalog & Internet segment.  International sales represented 24% of total sales in the third quarter this year and 20% last year, representing both overall sales growth in PartyLite Europe and favorable foreign exchange rates.

Third quarter Operating Profit was $10.4 million this year versus $4.7 million last year.  The BHI North American mass channel candle business experienced a loss of $4.5 million this year and $6.2 million last year.  Excluding BHI’s losses from both years, Operating Income for the third quarter would have been $14.9 million this year versus $10.9 million last year, an increase of approximately 37%.  This increase is attributed to profit improvements in the PartyLite, Midwest and Sterno businesses.

Net Earnings for the third quarter were $6.6 million versus a Net Loss of $0.2 million a year earlier.   Net Earnings Per Diluted Share for the third quarter this year were $0.17 compared to break even net earnings per diluted share a year earlier.  Excluding the discontinued operations associated with the European Wholesale business last year of $0.05, as well as charges and losses related to the BHI North American mass channel candle business of $0.07 this year and $0.10 last year, diluted Earnings Per Share for the quarter were $0.24 this year compared to $0.15 last year.   This increase was principally attributable to gross margin improvements, lower net interest expense, and reduced weighted average shares outstanding as a result of share repurchases.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “We continue to make excellent progress improving profitability following our 2006 and early 2007 divestitures despite a soft sales environment and the ongoing impact of higher commodity costs.  Management has worked within and across business units to identify innovative ways to control costs while delivering consistently high quality to our customers.”

In the Direct Selling segment, third quarter Net Sales increased 2% to $147.5 million versus $144.9 million for the same period last year principally due to sales growth in PartyLite Europe and Canada.  PartyLite Europe’s sales increased 2% in local currencies during the quarter, which translated into sales growth of 11% on a U.S. Dollar reported basis.  Strong sales growth in PartyLite’s French and Nordic markets more than offset sales declines in more mature markets.  PartyLite’s European active independent sales Consultants total more than 15,000 this year versus over 14,000 last year.

In PartyLite Canada, sales increased 22% in local currency during the quarter, which translated into a 36% sales increase on a U.S. Dollar reported basis.  Sales growth was driven by both an increase in active independent Consultants, as well as increased levels of activity among existing consultants, which management attributes to training initiatives implemented last year.  PartyLite Canada’s active independent sales Consultants total more than 5,000 this year versus more than 4,000 last year.

In the U.S., PartyLite’s third quarter sales declined 8%, which is a favorable trend versus sales declines in the first two quarters of this year.  This improvement was driven by activity among existing PartyLite Leaders and Consultants, as well as a particularly popular candle promotion during the quarter. Active independent sales Consultants total over 23,000 in the U.S. versus over 26,000 in last year’s third quarter.

Third quarter operating profit in the Direct Selling segment increased to $8.1 million from $4.2 million in the same period last year and was driven by the impact of higher sales, gross margin improvement and lower general and administrative costs.

In the Catalog & Internet segment, third quarter Net Sales were flat at $52.6 million versus $52.7 million in last year’s third quarter.  Third quarter operating loss in this segment was $0.2 million versus an operating income of $2.5 million in the same period last year. This segment’s third quarter operating loss reflects higher postage costs and a shift in circulation into the fourth quarter for the Miles Kimball Company, as well as increased advertising spending in the Boca Java business.

In the Wholesale segment, third quarter Net Sales declined 15% to $85.7 million versus $100.3 million for the same period last year principally due to the sale of the BHI North American mass channel candle business in the first quarter of this year.  Excluding BHI, third quarter Wholesale segment Net Sales increased approximately 3% versus the prior year, driven by higher sales of seasonal decorations and premium channel candles in the Midwest business.

Third quarter operating income in the Wholesale segment was $2.6 million compared to last year’s third quarter operating loss of $2.0 million.  Included in the segment results are the aforementioned BHI loss on operations in both years, as well as restructuring and impairment charges of $4.5 million this year and $6.2 million last year.  Therefore, excluding the charges and losses from both years, operating profit would have been $7.1 million this year versus $4.2 million last year.  Sales increases and gross margin improvement within seasonal décor and foodservice were partially offset by the impact of high levels of close-out home décor products in the market, which negatively affected Blyth’s home décor business. Higher commodity costs this year versus last year also negatively impacted the Wholesale segment Operating Profit.

Net Sales for the nine months ending October 31, 2007 declined 6% to $791.1 million from $840.8 million reported for the same period a year ago.  Excluding the sale of the BHI North American mass channel candle business, Net Sales for the first nine months would have declined 2%.  Operating Income for the nine months was $34.8 million versus an Operating Loss of $9.0 million a year earlier.  Excluding last year’s pre-tax goodwill impairment charge of $36.8 million, as well as losses experienced by the BHI North American mass channel candle business of $11.9 million this year and $10.0 million last year, and restructuring charges at PartyLite of $0.5 million this year, Operating Income for the first nine months would have been $47.2 million this year versus $37.8 million last year, an increase of 25%.

Net Income for the first nine months was $21.5 million compared to a Net Loss of $120.2 million last year.  Net Earnings Per Share were $0.54 compared to a loss of $3.01 for last year’s first nine months.  The BHI North American mass channel candle business experienced after tax losses of $7.4 million this year, or $0.19, and $6.2 million, or $0.16, in last year’s first nine months.  Excluding these charges from both years, as well as PartyLite’s restructuring charge this year of $0.01, a goodwill impairment charge last year of $0.65 and discontinued operations from last year of $2.74, diluted earnings per share for the first nine months would have been $0.74 this year versus $0.54 last year.

A summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table.  This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on December 6th at 2:00 pm EST.  The date, time and dial-in information will be available in the “Investor

Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® and Two Sisters GourmetTM brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Sterno® brand, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events), risks associated with regulations proposed by the Federal Trade Commission and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007.

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BLYTH, INC.

Consolidated Statements of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended October 31,	Ended October 31,	Ended October 31,	Ended October 31,
	2007	2006	2007	2006

Net sales	$285,869	$297,911	$791,107	$840,775
Cost of goods sold	141,704	160,563	383,868	434,047
Gross profit	144,165	137,348	407,239	406,728
Selling	100,477	99,579	273,122	283,435
Administrative and other	33,247	33,084	99,351	95,501
Goodwill impairment	—	—	—	36,769
	133,724	132,663	372,473	415,705
Operating profit (loss)	10,441	4,685	34,766	(8,977)

Other expense (income)
Interest expense	3,587	4,587	10,933	14,576
Interest income	(1,953)	(1,819)	(6,003)	(5,352)
Foreign exchange and other	485	(22)	334	(614)
	2,119	2,746	5,264	8,610
Earnings (loss) from continuing operations before income taxes and minority interest	8,322	1,939	29,502	(17,587)
Income tax expense (benefit)	1,717	(33)	7,940	(7,008)
Earnings (loss) from continuing operations before minority interest	6,605	1,972	21,562	(10,579)
Minority interest	28	40	81	114
Earnings (loss) from continuing operations	6,577	1,932	21,481	(10,693)
Loss from discontinued operations (net of income tax benefit of $(237), and $(1,278) in 2006, respectively)	—	(2,153)	—	(109,504)
Net earnings (loss)	$6,577	$(221)	$21,481	$(120,197)

Basic:
Earnings (loss) from continuing operations per common share	$0.17	$0.05	$0.55	$(0.27)
Earnings (loss) from discontinued operations per common share	—	(0.05)	—	(2.74)
Net earnings (loss) per common share	$0.17	$(0.00)	$0.55	$(3.01)
Weighted average number of shares outstanding	38,748	39,211	39,183	39,945

Diluted:
Earnings (loss) from continuing operations per common share	$0.17	$0.05	$0.54	$(0.27)
Earnings (loss) from discontinued operations per common share	—	(0.05)	—	(2.74)
Net earnings (loss) per common share	$0.17	$(0.00)	$0.54	$(3.01)
Weighted average number of shares outstanding	39,067	39,531	39,525	39,945

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2007	October 31, 2006
Assets
Cash and Cash Equivalents	$110,113	$80,615
Short Term Investments	84,806	95,000
Accounts Receivable, Net	90,223	88,864
Inventories	136,309	180,847
Current Assets - Discontinued Operations	—	2,997
Property, Plant & Equipment, Net	146,196	163,793
Other Assets	202,812	198,615
	$770,459	$810,731

Liabilities and Stockholders’ Equity
Bank Debt	$13,771	$44,790
Bond Debt	197,643	224,534
Current Liabilities - Discontinued Operations	—	6,619
Other Liabilities	218,323	193,944
Stockholders’ Equity	340,722	340,844
	$770,459	$810,731

Blyth, Inc.

Supplemental Non-GAAP Earnings (Loss) Per Share Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Three Months Ended
	October 31, 2007		October 31, 2006
	Dollars	EPS	Dollars	EPS

Non-GAAP earnings from continuing operations excluding loss from operations of Blyth HomeScents International (“BHI”) and restrucuturing charges from BHI	$9,343	$0.24	$5,805	$0.15

Non-GAAP BHI loss from operations and restructuring charges	(2,766)	(0.07)	(3,873)	(0.10)

GAAP Earnings from continuing operations	6,577	0.17	1,932	0.05

GAAP Loss from discontinued operations net of income taxes	—	—	(2,153)	(0.05)

GAAP Net earnings/(loss)	$6,577	$0.17	$(221)	$—

Blyth, Inc.

Supplemental Non-GAAP Earnings (Loss) Per Share Measures

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 31, 2007		October 31, 2006
	Dollars	EPS	Dollars	EPS

Non-GAAP earnings from continuing operations excluding goodwill impairment charge, loss from operations of Blyth HomeScents International (“BHI”), gain on sale of BHI and restrucuturing charges from BHI and PartyLite	$29,217	$0.74	$21,629	$0.54

Non-GAAP goodwill impairment	—	—	(26,132)	(0.65)

Non-GAAP BHI loss from operations, gain on sale of BHI and restructuring charges	(7,401)	(0.19)	(6,190)	(0.16)
Non-GAAP restructuring charges PartyLite	(335)	(0.01)	—	—

GAAP Earnings/(loss) from continuing operations	21,481	0.54	(10,693)	(0.27)

GAAP Loss from discontinued operations net of income taxes	—	—	(109,504)	(2.74)

GAAP Net earnings/(loss)	$21,481	$0.54	$(120,197)	$(3.01)